EXHIBIT 99.1

FOR IMMEDIATE RELEASE Date Submitted: October 26, 2005 NASDAQ Symbol: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

Firstbank Corporation Announces Fourth Quarter Cash Dividend

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.22 per share quarterly cash dividend will be paid December 8, 2005, to shareholders of record as of November 24, 2005.

The $0.22 per share is unchanged from the rate paid in September of 2005. Combined with the 5% stock dividend paid on December 31, 2004, the cash dividend to be paid on December 8, 2005, represents a 10% increase in dividends per share compared to the year ago level.

Firstbank Corporation, headquartered in Alma, Michigan is a six bank financial services company with assets of $1.0 billion and 39 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; and Keystone Community Bank.